Exhibit 99.3

CONSENT OF PERSON DESIGNATED

TO SERVE ON THE BOARD OF DIRECTORS OF

QNB CORP.

 The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named in the joint proxy statement/prospectus of QNB Corp. and The Victory Bancorp, Inc., which constitutes part of QNB Corp.’s Registration Statement on Form S-4, as a person to become a director of QNB Corp.

Dated:	December 18, 2025	/s/ Joseph W. Major
Joseph W. Major